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FORD REACHES AGREEMENT TO SELL VOLVO CARS AND RELATED ASSETS TO GEELY; SALE EXPECTED TO CLOSE IN THIRD QUARTER

DEARBORN, Mich., March 28, 2010 – Ford Motor Company [NYSE: F] today announced it has entered into a definitive agreement to sell Volvo Car Corporation and related assets to Zhejiang Geely Holding Group Company Limited.

The sale is expected to close in the third quarter of 2010, and is subject to customary closing conditions, including receipt of applicable regulatory approvals.

The purchase price for Volvo Cars and related assets (primarily intellectual property) is $1.8 billion (U.S.), which will be paid in the form of a note in the amount of $200 million (U.S.), and the remainder in cash.  The cash portion of the purchase price will be adjusted at close for customary purchase price adjustments relating to pension deficits, debt, cash and working capital, the net effect of which could be a significant decrease in the cash proceeds to Ford.

“Volvo is a great brand with an excellent product lineup.  This agreement provides a solid foundation for Volvo to continue to build its business under Geely’s ownership,” said Alan Mulally, Ford’s president and CEO.  “At the same time, the sale of Volvo will allow us to further sharpen our focus on building the Ford brand around the world and continue to deliver on our One Ford plan serving our customers with the very best cars and trucks in the world.”

Ford will continue to cooperate with Volvo Cars in several areas after the sale has been completed in order to ensure a smooth transition, but will not retain any ownership in the Volvo Cars business.

Following completion of the sale, Ford will continue to supply Volvo Cars with, for differing periods, powertrains, stampings and other vehicle components.

As part of the sale, Ford also has committed to provide engineering support, information technology, access to tooling for common components, and other selected services for a transition period to ensure a smooth separation process.

Ford and Geely have established agreements to govern the use of intellectual property; these agreements will allow both Volvo and Ford to deliver their business plans and provide appropriate safeguards against misuse.  These agreements also will allow Volvo Cars to grant sublicenses to certain portions of Ford’s intellectual property used by Volvo Cars to third parties, including Geely.

“The Volvo team has done an exceptional job of restructuring its business and remaining focused on delivering its plan during the sale process,” said Lewis Booth, Ford’s chief financial officer.  “With Ford’s continued investment in Volvo, it has launched its best-ever product range and remained true to its core values – safety, quality, environmental responsibility and modern Scandinavian design.

“We look forward to continuing to work with Volvo Cars, and wish the management team, employees and new owners every success for the future.”

“Zhejiang Geely would like to pay tribute to Ford’s stewardship of the Volvo brand, and we look forward to continued cooperation as Volvo embarks on the next stage of its evolution with Geely,” said Li Shufu, chairman of Zhejiang Geely Holding Group Company Limited.

Stephen Odell, CEO of Volvo Cars, added, “The Volvo management team fully endorses Ford’s sale of Volvo Cars to Geely.  We believe this is the right outcome for the business, and will provide Volvo Cars with the necessary resources, including the capital investment, to strengthen the business and to continue to move it forward in the future.

“Geely has been very supportive of Volvo Cars’ business plans and management team.  We look forward to building a strong relationship between Volvo Cars and Geely, and to maintaining a strong relationship with Ford in those areas where we will continue to work together to ensure a smooth transition.”

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles across six continents.  With around 198,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo Cars.  The company provides financial services through Ford Motor Credit Company LLC.  For more information regarding Ford’s products, please visit www.ford.com.